EXHIBIT 11.1

              VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                   COMPUTATIONS OF PER SHARE EARNINGS (LOSS)



The computations of net earnings (loss) per share for three and six months ended June 30, 1997 and 1996 are as follows:


                            Three Months Ended           Six Months Ended
                             June 30,                         June 30,
                         1997           1996            1997            1996
                    ------------   ------------   ------------    -------------
Primary:
  Net income (loss) $  4,351,000    $(1,304,000)  $   5,761,000   $   (544,000)
                    ============   ============   ============    =============

  Average common
     shares
     outstanding      19,502,000     14,163,000      19,473,000     13,697,000
  Dilutive common
     equivalent share
     issuable upon:
   Conversion of
     preferred stock     583,000          --            583,000         --
   Exercise of options
     to purchase
     common shares       511,000          --            424,000         --
   Issuance of
     contingently
     issuable shares     141,000          --            151,000         --
                      ----------     ----------      ----------     ----------
                      20,737,000     14,163,000      20,631,000     13,697,000
                      ==========     ==========      ==========     ==========

  Net earnings (loss)
     per share            $ 0.21        $ (0.09)         $ 0.28        $ (0.04)
                          ======        ========         ======        ========

Fully Diluted:
 Net income (loss)   $ 4,351,000    $ (1,304,000)    $ 5,761,000    $ (544,000)
  Addback: Interest
   expense, net of
   tax, applicable to
   convertible debt      718,000         897,000       1,437,000       898,000
                     -----------    ------------     -----------    ----------
                     $ 5,068,000    $   (407,000)    $ 7,198,000    $  354,000
                     ===========    ============     ===========    ==========

  Average common
   shares outstanding 19,502,000      14,163,000      19,473,000    13,697,000
  Dilutive common
   equivalent share
   issuable upon:
   Conversion of
    preferred stock      583,000         583,000         583,000       583,000
   Redemption of
    redeemable warrants    --              --              --        1,145,000
   Exercise of options
    to purchase common
    shares               780,000         970,000         726,000       977,000
   Issuance of
    contingently issuable
    shares               141,000       1,032,000         151,000          --
   Conversion of
    convertible debt   2,497,000       2,464,000       2,498,000     2,464,000
                      ----------      ----------      ----------    ----------
                      23,503,000      19,212,000      23,431,000    18,866,000
                      ==========      ==========      ==========    ==========
Net earnings (loss)
 per share                $ 0.22         $ (0.02)         $ 0.31        $ 0.02
                          ======         =======          ======        ======